EX-31 Rule 13a-14(d)/15d-14(d) Certifications

Bear Stearns Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2006-TOP22, issued pursuant to the Pooling and Servicing Agreement dated as of April 1, 2006 (the "Pooling and Servicing Agreement") between Bear Stearns Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer (the "Master Servicer"), ARCap Servicing, Inc., as special servicer, LaSalle Bank National Association, as Trustee and Custodian (the "Trustee") and Wells Fargo Bank, National Association, as Paying Agent, Certificate Regisgtrar and Authenticating Agent (the "Paying Agent").

I, Adam Ansaldi, the senior officer in charge of securitization of the Depositor, hereby certify that:


1. I have reviewed this report on Form 10-K and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of Bear Stearns Commercial Mortgage Securities 2006-TOP22 (the "Exchange Act Periodic Reports");


2. Based on my knowledge, the Exchange Act Periodic Reports, taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, all distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act Periodic Reports;


4. Based on my knowledge and the servicer compliance statement(s) required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act Periodic Reports, the servicer(s) has/have fulfilled its/their obligations under the Pooling and Servicing Agreement or the applicable sub-servicing agreement or primary servicing agreement in all material respects; and


5. All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.



      In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties; Wells Fargo Bank, National Association, as Master Servicer; ARCap Servicing, Inc., as Special Servicer; Wells Fargo Bank, National Association, as Paying Agent; Principal Global Investors, LLC, as Primary Servicer; LaSalle Bank National Association, as Trustee and Custodian; ARCap Servicing, Inc., as Special Servicer for the Alderwood Mall loan; ARCap Servicing, Inc., as Special Servicer for the Mervyns Portfolio loan; Wells Fargo Bank, National Association, as Master Servicer for the Alderwood Mall loan; and Wells Fargo Bank, National Association, as Master Servicer for the Mervyns Portfolio loan.


Dated: November 20, 2007


/s/ Adam Ansaldi
Signature


Vice President (senior officer in charge of securitization of the depositor)
Title